Exhibit 99.1

INmune Bio, Inc. Reports Fourth Quarter and Full Year 2019 Results - Drug Pipeline Expands to Now Include Cancer, Alzheimer’s Disease and NASH

Company will host an investor conference call today at 11:00 AM ET

LA JOLLA, Calif., March 11, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), an immunology company developing treatments that harness the patient’s innate immune system to fight disease, today reported its financial results for the fourth quarter and full year ended December 31, 2019 and is providing a business update.

The Company will hold a conference call today at 11AM Eastern (U.S.) time. To participate in the live conference call, please dial 1-877-407-2988 five minutes prior to the scheduled conference call time and ask for the, “INmune Bio Conference Call.” International callers should dial 1-201-389-0923.  Participants can also use this link for instant telephone access to the event.

2019 and Recent Corporate Highlights on the DN-TNF Platform and NK Priming Platform:

•	Closed an initial public offering (“IPO”) and commenced trading on The Nasdaq Capital Market.
•	Added two new independent members to the board of directors; Ed Baracchini former chief business officer of Xencor, Inc. who has negotiated many transactions with pharmaceutical and biotechnology companies and; Marcia Allen, a fortune 500 executive with vast accounting and finance experience.

DN-TNF Platform Highlights:

•	Successfully reported Phase I clinical data that INB03™ demonstrates safety and efficacy in cancer patients and has announced that the Phase II program will target trastuzumab resistance in women with HER2+ breast cancer using INB03™ as part of combination therapy.
•	Awarded a $1,000,000 grant from The Alzheimer’s Association allowing INMB to initiate a Phase 1 clinical trial using XPro1595 to treat patients with Alzheimer’s Disease.
•	Awarded a $500,000 grant from The ALS Association to complete IND enabling pre-clinical studies with XPro1595 as a therapy for ALS.
•	Initiated a program in NASH with LIVNate™ the third drug development program from the DN-TNF platform, joining DN-TNF platform drug candidates INB03™ and XPro1595.

•	XPro1595 had 9 articles published in peer review journals by academic collaborators and INB03 was one of 85 abstracts (out of 885) to be given as an oral presentation at SITC2019.
•	United States Patent and Trademark Office (USPTO) has issued Patent No. 15/776,061 on January 28, 2020, titled “CANCER PREVENTION AND THERAPY BY INHIBITING SOLUBLE TUMOR NUCROSIS FACTOR”, which covers INmune’s INB03™ Program utilizing dominant negative TNF (DN-TNF) technology for treating cancer.

NK Priming Platform Highlights:

•	Announced publication of data on INKmune™ in Peer-Reviewed Journal PLOS ONE. INKmune™ is a novel NK cell priming platform that signals the patient’s own NK cells to target residual disease of cancer.
•	Finalized and validated manufacturing and distributions processes for INKmune™ to support up-coming clinical trials.

Professor Lowdell, CSO INmune Bio and Professor of Cell Therapy at UCL, London, and creator of the INKmune™ product said, “2019 has been a landmark year for this product and is the culmination of 20 years’ of bench-to-bedside research. We have published the molecular basis of the mechanism of action in a peer-reviewed journal, developed scaled manufacture adequate for full commercial delivery and validated an efficient and easily delivered cold supply chain for the drug. I am extremely excited about our delivery of patients into two phase I trials this year in high risk MDS cancer and ovarian cancer, two very different clinical applications.”

“2019 and year to date, has been a period of substantial progress,” stated RJ Tesi, M.D., Chief Executive Officer of INmune Bio. “We completed our first-in-man study of our DN-TNF platform in cancer and have expanded that franchise to include Alzheimer’s Disease and NASH. Additionally, we just announced pre-clinical proof-of-concept studies in ALS.   Both our NK cell priming platform and DN-TNF platform continue to generate data in the laboratory and the clinic to allow us to expand the depth and breadth of our pipeline.”

Upcoming Milestones:

•	Report results of Phase 1 XPro1595 in Alzheimer’s Disease, expected to complete 2H 2020.
•	Enroll first patient in Phase II INB03™ program, targeting trastuzumab resistant HER2+ breast cancer using INB03™ as part of combination therapy, expected mid-2020.
•	Enroll first patient in Phase II LIVNate™ for NASH, expected mid-2020.
•	Enroll first patient in Phase I INKmune™ in High Risk MDS cancer, expected 2H 2020.
•	Enroll first patient in Phase I INKmune™ in Ovarian cancer, expected 2H 2020.

Financial Results for the Fourth Quarter Ended December 31, 2019:

Net loss attributable to common stockholders for the fourth quarter ended December 31, 2019 was $2.3 million, compared to $1.9 million for the quarter ended December 31, 2018.

Research and development expense totaled approximately $0.9 million for the fourth quarter ended December 31, 2019, compared with approximately $1.0 million for the quarter ended December 31, 2018. The decrease in research and development expense was due to the Company recording $0.3 million of contra research and development expense as a result of the receipt of a grant from the Alzheimer’s Association.  Excluding the grant, research and development expense increased during the three months ended December 31, 2019 as a result of the further advancement of our drug platforms.

General and administrative expense was approximately $1.5 million in the quarter ended December 31, 2019, compared to approximately $0.9 million in the quarter ended December 31, 2018.  The $0.6 million increase in general and administrative expense is largely due to the costs associated with being a public company and due to higher compensation cost (including higher stock-based compensation).

At December 31, 2019, the Company had cash and cash equivalents of approximately $7.0 million with no debt.  During the quarter ending December 31, 2019, the Company received $0.4 million of cash proceeds from Australia and $0.4 million of cash proceeds from the United Kingdom pursuant to research and development tax credits.

As of March 10, 2020, the Company had 10.7 million common shares outstanding.

About INmune Bio, Inc.

INmune Bio, Inc.  is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Innate Immune Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™ and XPro1595 are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara (646) 755-7412
James@haydenir.com

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2019	December 31, 2018

ASSETS
CURRENT ASSETS
Cash	$6,995,525	$186,204
Research and development tax credit receivable	568,139	592,215
Other tax receivable	77,225	37,382
Joint development cost receivable	-	17,989
Prepaid expenses	97,623	15,552
Prepaid expenses – related party	26,266	-

TOTAL CURRENT ASSETS	7,764,778	849,342

Operating lease – right of use asset – related party	191,543	-
Acquired in-process research and development intangible assets	16,514,000	16,514,000

TOTAL ASSETS	$24,470,321	$17,363,342

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$401,989	$553,221
Accounts payable and accrued liabilities – related parties	290,102	270,545
Operating lease, current liability – related party	8,288	-
TOTAL CURRENT LIABILITIES	700,379	823,766

Long-term operating lease liability – related party	160,164	-
TOTAL LIABILITIES	860,543	823,766

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 10,770,948 and 8,719,441 shares issued and outstanding, respectively	10,771	8,719
Additional paid-in capital	44,833,703	25,446,196
Common stock issuable	50,000	4,676,000
Accumulated other comprehensive income (loss)	(8,515)	6,529
Accumulated deficit	(21,276,181)	(13,597,868)
TOTAL STOCKHOLDERS' EQUITY	23,609,778	16,539,576

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,470,321	$17,363,342

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(Unaudited)

	2019	2018

REVENUE	$-	$-

OPERATING EXPENSES
General and administrative	6,016,056	9,085,100
Research and development	3,281,945	3,354,923
Gain on waiver of common stock issuable	(1,542,000)	-
Total operating expenses	7,756,001	12,440,023

LOSS FROM OPERATIONS	(7,756,001)	(12,440,023)

OTHER INCOME
Interest income	77,688	-
Total other income	77,688	-

NET LOSS	$(7,678,313)	$(12,440,023)

Net loss per common share – basic and diluted	$(0.75)	$(1.43)

Weighted average number of common shares outstanding – basic and diluted	10,272,641	8,676,701

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(Unaudited)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,678,313)	$(12,440,023)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	4,096,538	10,001,359
Gain on waiver of common stock issuable	(1,542,000)	-
Changes in operating assets and liabilities:
Research and development tax credit receivable	24,076	(485,349)
Other tax receivable	(39,843)	74,236
Joint development cost receivable	17,989	91,135
Prepaid expenses	(82,071)	27,095
Prepaid expenses – related party	(26,266)	158,504
Accounts payable and accrued liabilities	(151,232)	426,964
Accounts payable and accrued liabilities – related parties	19,557	87,085
Operating lease liability – related party	(23,091)	-
Net cash used in operating activities	(5,384,656)	(2,058,994)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock	12,209,021	900,000
Net cash provided by financing activities	12,209,021	900,000

Impact on cash from foreign currency translation	(15,044)	(25,513)

NET INCREASE (DECREASE) IN CASH	6,809,321	(1,184,507)

CASH AT BEGINNING OF YEAR	186,204	1,370,711

CASH AT END OF YEAR	$6,995,525	$186,204